        Exhibit 10.1
270 Brannan Street, San Francisco, CA 94107

May 7, 2020

Doug Merritt
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA 94107

Dear Doug:

You previously entered into an offer letter with Splunk Inc. (the “Company”) dated November 16, 2015, as amended on June 4, 2019 (the “Offer Letter”) that provided for certain severance benefits pursuant to Section 7 and the other terms therein.

This letter agreement (the “Agreement”) amends and replaces Section 9(c) of the Offer Letter with the below, effective as of April 24, 2020.

“(c)    Good Reason. For purposes of this Agreement, “Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within thirty (30) days following expiration of such cure period: (i) a material change, adverse to you, in your position, titles, offices or duties, including, for avoidance of doubt, if following a Change in Control you are not the chief executive officer of a publicly traded company that is the ultimate parent entity of the acquirer; (ii) an assignment of any significant duties to you that are inconsistent with your positions or offices held under this Agreement; (iii) a decrease in your then-current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all executives); or (iv) the relocation of you to a facility or a location more than thirty (30) miles from your then-current residence.”

This Agreement does not change the at-will nature of your employment relationship with the Company, and the terms and conditions of the Offer Letter will continue in full force and effect, except as amended by this Agreement.

Best,

Kristen Robinson
Chief People Officer
Splunk Inc.

I have read, understand, and agree to each of the terms and conditions set forth above. I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein.

/s/ Doug Merritt	May 14, 2020
Signature of Doug Merritt	Date